Exhibit 3.1

VENTYX BIOSCIENCES, INC.

CERTIFICATE OF DESIGNATIONS OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

VENTYX BIOSCIENCES, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share, of the Corporation is hereby authorized and the designation, number of shares constituting such series, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock) are hereby fixed, and the Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock is hereby approved as follows:

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the U.S. Securities Act of 1933, as amended.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series A Preferred Stock is converted pursuant to Section 6.

“Conversion Price” for the Series A Preferred Stock means $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means September 23, 2024.

“Liquidation” has the meaning set forth in Section 5.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement for the purchase and sale of the Series A Preferred Stock, dated as of September 23, 2024, by and between the Corporation and Aventis Inc..

“Series A Preferred Stock” has the meaning set forth in Section 2(a).

“Share Conversion Number” has the meaning set forth in Section 6(a).

“Signing Date” means the effective date of the Securities Purchase Agreement.

“Stated Price” means $100.00 per share.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Corporation’s primary trading market or quotation system with respect to the Common Stock that is in effect on the Conversion Date, which as of the Issuance Date was “T+1”.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment; Ranking.

(a) The distinctive serial designations of the series of Preferred Stock designated by this Certificate of Designations shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock so designated shall be 70,601. The Series A Preferred Stock shall have a par value of $0.0001 per share.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The provisions of this Certificate of Designations are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends. At all times following the Issuance Date, while shares of Series A Preferred Stock are issued and outstanding, holders of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets legally available therefor, a dividend on each outstanding share of Series A Preferred Stock equal to $0.0001 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), prior and in preference to any declaration or payment of any dividend (other than dividends on shares of Common Stock payable in shares of Common Stock) on Common Stock during the same calendar year. The right to receive dividends on shares of Series A Preferred Stock pursuant to the preceding sentence of this Section 3 shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on such shares are not declared or paid. Payment of any dividends to the holders of Series A Preferred Stock shall be on a pro rata, pari passu basis. Subject to the preferential rights described above, holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common-Stock basis and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock). No other dividends shall be paid on shares of Series A Preferred Stock.

Section 4. Voting Rights.

(a) The Corporation shall not, without the affirmative vote or consent of a majority of the outstanding shares of Series A Preferred Stock, alter or change adversely the powers, preferences or rights of the Series A Preferred Stock or alter or amend this Certificate of Designations of Preferences, Rights and Limitations.

(b) Except as provided in Section 4(a) or as otherwise required by law, holders of shares of the Series A Preferred Stock shall have no voting rights on any Corporation matter.

Section 5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed, after payment in full of any dividends declared but unpaid on the Series A Preferred Stock, among the holders of the shares of Series A Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Preferred Stock.

Section 6. Conversion.

(a) Conversions at Option of Holder. Subject to the limitations set forth in Section 6(d), at the option of the Holder thereof, each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the quotient of (A) the Stated Price, plus all declared and unpaid dividends, divided by (B) the Conversion Price, rounded down to the nearest whole share of Common Stock (the “Share Conversion Number”). To the extent any conversion in accordance with this Section 6(a) would (i) cause a Holder to beneficially own a number of shares of Common Stock that exceeds the amount that could be issued to such Holder pursuant to Section 6(d) or (ii) in the reasonable judgment of the applicable Holder, result in a violation by such Holder of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time (an “HSR Violation”), then, at the Conversion Date, (x) only such portion of such Holder’s shares of Series A Preferred Stock that may be converted without exceeding the limitations in Section 6(d) and without resulting in an HSR Violation shall be converted to Common Stock and (y) the remaining shares of Series A Preferred Stock that would otherwise have been converted into Common Stock shall remain outstanding as Series A Preferred Stock.

(b) Mechanics of Conversion.

(i) Notice of Conversion. Holders shall effect conversions pursuant to Section 6(a) by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned immediately prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and that the Conversion Shares may be issued free of restrictive legends pursuant to Section 4.1 of the Securities Purchase Agreement, and subject to compliance with applicable securities laws, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (such system, “DWAC System” and any such delivery, a “DWAC Delivery”). Absent such Holder’s election, any such Conversion Shares will be credited to the Holder’s account in book-entry form at the Corporation’s transfer agent and shall bear the restrictive legend set forth in Section 4.1 of the Securities Purchase Agreement. The date on which such a conversion shall be deemed effective (a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent, or at such later time as is specified in the Notice of Conversion. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the Holder and subject to compliance with applicable securities laws and Section 4.1 of the Securities Purchase Agreement), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through the DWAC System or (b) if the shares of Series A Preferred stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC (if so requested by the Holder and subject to compliance with applicable securities laws and Section 4.1 of the Securities Purchase Agreement). If, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind any Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC System, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation. It is understood and agreed that the Conversion Shares are restricted securities and shall bear the restrictive legend set forth in Section 4.1 of the Securities Purchase Agreement, provided, however, that such restrictive legends may be removed subject and pursuant to the provisions of Section 4.1(c) of the Securities Purchase Agreement.

(iii) Obligation Absolute. Subject to the Holder’s right to rescind a Notice of Conversion pursuant to Section 6(b)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that such Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(b)(i) (other than a failure caused by incorrect or incomplete information provided by the Holder to the Corporation), and if after such Share Delivery Date such Holder is required to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of such Conversion Shares which such Holder was entitled to receive from the Corporation without any restrictive legend relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall, within four (4) Trading Days after such Holder’s request and in such Holder’s sole discretion, (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock, with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(i).

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. Such reservation shall comply without regard to the provisions of Section 6(d). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

(vii) Transfer Taxes. The issuance of book entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c) Status as Stockholder. Upon each Conversion Date in which shares of the Series A Preferred Stock converts into Common Stock: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

(d) Limitations on Conversion. Except as set forth in this Section 6(d), a Holder shall not have the right to convert any portion of the Series A Preferred Stock or take delivery of shares of Common Stock upon any conversion of shares of Series A Preferred Stock, nor shall the Corporation have any obligation to effect any purported conversion, in each case, to the extent that after giving effect to such conversion, action or delivery, as applicable, such Holder (together with such Holder’s Affiliates, any other Persons acting as a group together, and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock held and/or beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of the Series A Preferred Stock beneficially owned by such Holder and its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder and its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, where such request indicates that it is being made pursuant to this Section 6(d), the Corporation shall within one (1) Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Corporation the number of shares of Common Stock that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the conversion of the shares of Series A Preferred Stock and any limitations on conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting a Notice of Conversion. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by a Holder and its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. In the event that the issuance of shares of Common Stock to the Holder upon the conversion of any of such Holder’s shares of Series A Preferred Stock results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock, the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void and/or any other shares of Series A Preferred Stock have been purported to be converted or mandatorily converted in excess of the limitations set forth in this Section 6(d), the Corporation shall return to the Holder the number of shares of Series A Preferred Stock corresponding to such excess. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage (not in excess of 19.99% of the issued and outstanding Common Stock immediately after giving effect to the issuance of the Common Stock issuable upon conversion of the Series A Preferred Stock if exceeding that limit would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and other Attribution Parties and not to any other holder of Series A Preferred Stock, provided, for the avoidance of doubt, that no such decrease shall affect the validity of any prior conversion of the Series A Preferred Stock by a Holder or any Attribution Party. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series A Preferred Stock pursuant to this Section 6(d) shall have any effect on the applicability of the provisions of this Section 6(d) with respect to any subsequent determination of whether Series A Preferred Stock may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(c) Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (a) or (b) of this Section 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction (without regard to any limitation in Section 6(d) on the conversion of the Convertible Preferred Stock); and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have be made known to the public prior to or in conjunction with such notice being provided to the Holder.

Section 8. Miscellaneous.

(a) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of a majority of shares of Series A Preferred Stock, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

(b) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(e) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted into shares of Common Stock pursuant to Section 6 hereof, the Board of Directors shall take such action as is required such that such shares shall resume the status of authorized but unissued shares of preferred stock of the Corporation and shall no longer be designated as Series A Preferred Stock.

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IN WITNESS WHEREOF, Ventyx Biosciences, Inc. has caused this Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be executed by its duly authorized officer this 23rd day of September, 2024.

By:	/s/ Raju Mohan
Name: Raju Mohan, Ph.D. Title: President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Preferred Stock indicated below, represented by stock certificate No(s). ____ (the “Preferred Stock Certificates”), into the number of shares of Common Stock of Ventyx Biosciences, Inc., a Delaware corporation (the “Corporation”), equal to the Share Conversion Number, multiplied by the number of shares of Series A Preferred Stock indicated below, provided that, to the extent such conversion would cause such Holder to exceed the Maximum Percentage (as defined in Section 6(d) of the Certificate of Designations), any shares of Series A Preferred Stock convertible into the number of shares of Common Stock that would result in the foregoing exceeding the Maximum Percentage shall not convert into shares of Common Stock and such Holder shall retain any such shares of Series A Preferred Stock. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designations of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designations”) filed by the Corporation with the Delaware Secretary of State on September 23, 2024.

The undersigned Holder’s right to convert the shares of Series A Preferred Stock is subject to the Maximum Percentage described in Section 6(d) of the Certificate of Designations. Therefore, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with any Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to this Notice of Conversion, but excluding (i) exercise of the remaining, unconverted portion of the Series A Preferred Stock beneficially owned by such Person and its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, shall not exceed the Maximum Percentage of the shares of Common Stock outstanding immediately following the effectiveness of this conversion.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned immediately prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or

for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

HOLDER:
By:
Name:
Title:

Date:

Acknowledged and Agreed:
VENTYX BIOSCIENCES, INC.
By:
Name:
Title: